Exhibit 99.2
AT THE COMPANY
Don Hildebrand
or
Jennifer Nelms
(404) 727-0971
GEOVAX LABS, INC. COMMENTS ON
DISCONTINUANCE OF MERCK’S HIV VACCINE TRIAL
ATLANTA – September 24/PRNewswire First Call/ — GeoVax Labs, Inc. (OTC:BB GOVX)
On September 21, 2007, Merck & Co., Inc. announced their candidate AIDS vaccine failed to provide protection in a human study designed to test for efficacy.
In this Merck trial involving high risk volunteers, an equal number of people received either placebo or AIDS vaccine. The independent Data Safety Monitoring Board recommended that the trial be stopped because it was not reaching its efficacy endpoints.
Merck has stopped further vaccinations but will continue to follow volunteers in the trial. The Merck trial was being carried out in conjunction with the HIV Vaccine Trials Network (HVTN), a prestigious trial network funded by the US National Institutes of Health.
Don Hildebrand, GeoVax’s President and CEO, commented, “We, along with the rest of the scientific community, are disappointed in the clinical failure of Merck’s HIV vaccine trial. We all share the same goal of finding a safe and effective vaccine to address the devastation of the HIV/AIDS epidemic. We, however, would like to take this opportunity to highlight important differences between our vaccine technology and the technology used in the Merck trial.”
GeoVax AIDS vaccines advancing in human trials represent a significantly different vaccine approach, vaccine composition and results to date than the Merck vaccine.
1) Prototypes for the GeoVax vaccines were selected from a series of trials in non-human primates for their ability to protect against the development of AIDS when vaccinated individuals were administered an AIDS causing virus. At each major step along the development pathway, GeoVax vaccines providing the best protection against AIDS were moved forward.
2) GeoVax AIDS vaccines demonstrated excellent protective results in non-human primate models, much better protective results than reported for Merck’s vaccine in similar models. GeoVax AIDS vaccines protected 22/23 non-human primates for over 3 1/2 years and 5/6 non-vaccinated controls died of AIDS post-AIDS virus infection.
3) GeoVax AIDS vaccines are designed to elicit protective antibodies (Ab) as well as protective T cells (white blood cells) against the AIDS virus. The Merck vaccine stimulates only T cells for providing protection and does not include the Env protein of HIV which is the target for protective antibody (Ab).
4) Protective Ab has been difficult to elicit with HIV/AIDS vaccines. GeoVax has approached this challenge by vaccinating with the natural form of Env (HIV envelope antigens) under conditions that elicit tightly binding Ab. GeoVax studies in non-human primates clearly show this Ab correlates with protection.

5) GeoVax vaccines use an attenuated smallpox vaccine to provide pulses of HIV proteins (antigen) to stimulate protective anti-AIDS vaccine responses. Pulses of antigen from the GeoVax vaccines elicit T cell responses that rapidly mobilize and then contract into a state called “central memory” from which they rapidly expand to fight the appearance of HIV.
Merck’s vaccines use adenovirus instead of poxvirus vectors. Adenovirus vectors provide more prolonged AIDS virus antigen exposure than the GeoVax poxvirus vectors. Prolonged antigen exposure affects the state of elicited T cells and can compromise the ability to rapidly expand in the fight against an infection.
“The Merck study highlights the importance of clinical trials in vaccine development,” said Dr. Harriet Robinson, Chief Scientific Advisor for GeoVax. “The volunteers who participate in these trials are Heroes of Vaccine Development and make it possible for products that are safe and effective to be identified and licensed for human use. GeoVax salutes the volunteers who participated in the Merck trials and the volunteers that are participating in the GeoVax trials. These are people who care and have volunteered for the greater good of humanity.”
GeoVax AIDS vaccines are being prepared to enter Phase 2 human trials. These large trials will expand the safety and positive immune response data demonstrated in the five (5) prior GeoVax AIDS vaccine trial groups. These trials will be conducted in collaboration with the HIV Vaccine Trials Network.
On the basis of non-human primate studies, GeoVax believes its vaccines will be safe and protective. A rigorously conducted clinical trial in human volunteers will be accomplished to confirm effectiveness in preventing AIDS. With 14,000 new HIV/AIDS infections reported daily and more than 60 million people living with HIV/AIDS worldwide, the need for an effective HIV/AIDS vaccine is extremely urgent.
Note: The US Food and Drug Administration (FDA) has established and oversees the regulatory guidelines for clinical trials in the United States and requires regular reports on the progress of clinical trials. The HIV Vaccine Trials Network provides a unifying structure for trials of candidate HIV/AIDS vaccines.
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About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s vaccine technology is protected by 20 filed patent applications and issued patents.
GeoVax HIV/AIDS vaccines are designed to prevent development of Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, by vaccinating individuals prior to their infection with the AIDS virus. GeoVax vaccine regimens employ a “prime-boost” strategy where its DNA vaccine “primes” the immune response and is followed by administration of the GeoVax MVA (Modified Vaccinia Virus) booster vaccination. Both vaccines deliver over 50% of the AIDS virus components but cannot cause AIDS. In addition, GeoVax AIDS vaccines may be effective as therapeutics [AIDS treatments]. Studies evaluating these vaccines in already HIV/AIDS infected individuals are being planned.
GeoVax DNA and Recombinant MVA HIV/AIDS vaccines:
— Use DNA for priming vaccine responses and recombinant MVA to boost vaccine responses (DNA/MVA vaccine)

— Protected 22 of 23 (96%) non-human primates for over 3 1/2 years post-infection with an AIDS causing virus. Five of six non-vaccinated controls died of AIDS within the 1st year of infection. These trials used a prototype SIV/HIV vaccine for the HIV vaccine that is being advanced in human trials
— Are manufactured & tested under GMP/GLP – EMEA (EU) and FDA guidelines
— Satisfactorily completed earlier DNA HIV/AIDS vaccine Phase 1 human trial
— Are currently being tested in 4 Human Trials. Two started in 2006, two in mid-07.
— Have been safe in all tested humans
— Are demonstrating positive immune responses in the majority of vaccine recipients
— Are in planning stage for a larger Phase 2 human trial in 2008
For further information, contact Don Hildebrand or Jennifer Nelms at (404) 727-0971 or visit www.geovax.com.
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Company’s Securities and Exchange Commission filings and report.